Yoshiharu Global Co.
6940 Beach Blvd., Suite D-705
Buena Park, CA 90621

November 21, 2022

James Chae
15476 Canon Ln
Chino Hills, CA 91709

RE: <u>EMPLOYMENT OFFER LETTER</u>

Dear Mr. Chae,

Yoshiharu Global Co., a Delaware corporation (the "Company") is pleased to offer you the position of Chief Executive Officer ("CEO"), effective as of [start date]. This letter sets out the terms and conditions of your employment with the Company.

1. Position and Duties

As the CEO of the Company, you will be responsible for the overall strategic direction and management of the Company, reporting directly to the Board of Directors. Your duties will include, but not be limited to, the following:

- Setting the strategic vision and direction for the Company
- Developing and implementing operational plans and budgets
- Overseeing all business activities of the Company
- Building and maintaining relationships with customers, suppliers, and stakeholders
- Leading and managing the Company's executive team and employees
- Representing the Company in all matters

2. Compensation

Your compensation package for this role will consist of the following:

- An annual base salary of $ 285,000, and will be paid from the following subsidiaries:

Subsidiary	Annual salary	
Global JJ Group, Inc. ("JJ")	$	52,000
Global AA Group, Inc. ("AA")		52,000
Global BB Group, Inc. ("BB")		46,000
Global CC Group, Inc. ("CC")		52,000
Global DD Group, Inc. ("DD")		25,000
Yoshiharu Irvine ("YI")		58,000
	$	285,000

- Participation in the Company's employee benefits programs, including health insurance, retirement plans, and other benefits as determined by the Company.

3. Term and Termination

Your employment with the Company will be for an initial term of 5 years, beginning on November 21, 2022, subject to extension or early termination as provided below. Either party may terminate your employment with or without cause upon 60 day written notice to the other party.

If your employment is terminated with or without cause, you are not entitled to receive severance package.

4. Confidentiality and Non-Competition

As a condition of your employment, you will be required to sign a separate confidentiality and non-competition agreement that will provide for, among other things, the following:

- Non-disclosure of confidential and proprietary information of the Company
- Non-solicitation of the Company's customers and employees
- Non-competition with the Company for a period of 2 years following the termination of your employment

5. Governing Law and Dispute Resolution

This agreement will be governed by and construed in accordance with the laws of the State of California. Any disputes arising out of or relating to this agreement will be resolved by arbitration in accordance with the rules of the American Arbitration Association.

Please indicate your acceptance of this offer by signing below and returning a copy to the Company.

Sincerely,

James Chae
President & CEO

I, James Chae, accept the terms and conditions of employment as set forth in this letter.

ACCEPTED AND AGREED TO

THIS 21st DAY OF November 21, 2022.

Signature: ____ Date: 11/21/2022